Exhibit 3.109

2820140

ARTICLES OF INCORPORATION

OF

REM PENNSYLVANIA COMMUNITY SERVICES, INC.

The undersigned, being of full age and in compliance with the requirements of the applicable provisions of Pennsylvania Consolidated Statutes, for the purpose of forming a corporation for profit under the Pennsylvania Business Corporation Act of 1988, does hereby adopt the following Articles of Incorporation:

ARTICLE I

Name

The name of this corporation shall be REM Pennsylvania Community Services, Inc.

ARTICLE II

Registered Office

The location and address of this corporation’s initial registered office in this state shall be c/o CT Corporation System, Philadelphia county.  Philadelphia county shall be deemed the county in which the corporation is located for venue and official publication purposes.

ARTICLE III

Incorporation

The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988.

ARTICLE IV

Authorized Capital

The total authorized number of shares of this corporation is One Million (1,000,000) shares.  All common stock shall have the par value of one cent ($.01) per share.  The Board of Directors has the authority to divide the authorized and unissued into classes or series of shares and to fix the relative rights (including voting rights), designations, preferences, and limitations of any such different class or series.

ARTICLE V

Cumulative Voting Prohibition

Shareholders shall have no rights of cumulative voting.

ARTICLE VI

Preemptive Rights Prohibition

Shareholders shall have no rights, preemptive or otherwise, to acquire any party of any unissued shares or other securities of this corporation or any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

ARTICLE VII

Incorporator

The name and address of the incorporator of this corporation is:

Scott A. Hendrickson

33 South Sixth Street

3400 City Center

Minneapolis, Minnesota 55402

ARTICLE VIII

Limitation of Director Liability

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken unless: (i) the director has breached or failed to perform the duties of this office under Chapter 17, Subpart B of the Pennsylvania Business Corporation Law of 1988 or (ii) the action taken is a breach or failure to perform that constitutes self-dealing, willful misconduct or recklessness.  If the Pennsylvania Business Corporation Law of 1988 hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988, as amended.  Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

By-Laws

The power to adopt, amend or repeal the by-laws of this corporation is hereby conferred upon the Board of Directors; provided, however, that the Board of Directors shall not have the authority to adopt, amend or repeal a by-law on any subject that is committed expressly to the shareholders by any provision of the Pennsylvania Business Corporation Law of 1988.  The power of the Board of Directors of this corporation to adopt, amend or repeal the by-laws of this corporation shall be subject to the power of the shareholders of this corporation to adopt, amend or repeal such by-laws.

ARTICLE X

Management of the Corporation

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its board of directors, except that this corporation and its shareholders may enter into any written agreement concerning the management of the business and affairs of the corporation at this corporation and its shareholders deem necessary or appropriate for the management of the business and affairs of the corporation.  In the event of any conflict between the terms of such agreement, if any, and the terms of this Article X, the terms of such agreement shall take precedence over the terms of this Article X.

IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation this 3rd day of June, 1998.

/s/ Scott A. Hendrickson

Scott A. Hendrickson

Microfilm Number	200664-1445	Filed with the Department of State on	AUG 22 2000

Entity Number	2820140	/s/
Secretary of the Commonwealth

STATEMENT OF CHANGE OF REGISTERED OFFICE
DSCB: 15-1507-4144/5507/8144/8506 (Rev 90)

Indicate type of entity (check one):

☒	Domestic Business Corporation (15 Pa.C.S. § 1507)	☐	Foreign Nonprofit Corporation (15 Pa.C.S. § 614)

☐	Foreign Business Corporation (15 Pa.C.S. § 4144)	☐	Domestic Limited Partnership (15 Pa.C.S. § 8506)

☐	Domestic Nonprofit Corporation (15 Pa.C.S. § 5507)

In compliance with the requirements of the applicable provisions of 15 Pa.C.S. (relating to corporations and unincorporated associations) the undersigned corporation or limited partnership, desiring to effect a change of registered office, hereby states that:

1.	The name of the corporation or limited partnership is:	REM Pennsylvania Community Services, Inc.

2.

The (a) address of this corporation’s or limited partnership’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is: (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	1635 Market Street	Philadelphia	PA	19103	Philadelphia
Number and Street	City	State	Zip	County

(b) c/o:	CT Corporation System	Philadelphia
Name of Commercial Registered Office Provider	County

For a corporation or a limited partnership represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation or limited partnership is located for venue and official publication purposes.

3.	(Complete part (a) or (b)):

(a)	The address to which the registered office of the corporation or limited partnership in this Commonwealth is to be changed is:

3157 Mount Morris Road, Suite 104	Waynesburg	Pennsylvania	15370	Greene
Number and Street	City	State	Zip	County

(b)	The registered office of the corporation or limited partnership shall be provided by:

c/o:
Name of Commercial Registered Office Provider	County

For a corporation or a limited partnership represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation or limited partnership is located for venue and official publication purposes.

4.	(Strike out if a limited partnership): Such change was authorized by the Board of Directors of the corporation.

IN TESTIMONY WHEREOF, the undersigned corporation of limited partnership has caused this statement to be signed by a duly authorized officer thereof this 12 day of June ~~19~~, 2000.

REM Pennsylvania Community Services, Inc.
(Name of Corporation/Limited Partnership)

	BY:	/s/ Thomas E. Miller
(Signature)

	TITLE:	Thomas E. Miller - President